Exhibit 5.1

OPINION OF COUNSEL

Date: January 7, 2009

Jennifer Rapacki, President
Insight Management Corporation
1130 E. Clark Ave.
Ste. 150-286
Orcutt, CA 93455

RE:  Filing Registration Statement on Form S-1 for Insight Management Corporation

Dear Jennifer Rapacki:

You have requested my opinion as counsel for INSIGHT MANAGEMENT CORPORATION, a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 75,000,000 shares (the “Shares”) of the Company's common stock, par value $0.00014 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination, I have assumed the genuineness of all the signatures, the legal capacity of natural persons, the correctness of the facts set forth, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photo static copies, and the authenticity of the originals of such copies.  I have also assumed that such documents have each been duly authorized and properly executed.

I am a member of the bar of the State of Washington.  My opinions below are limited to the laws of the State of Washington and the federal securities laws of the United States of America.
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Based on the foregoing, it is my opinion that

1.           The Company is a duly organized and validly existing corporation under the laws of the State of Florida, with corporate power to conduct the business it conducts as described in the Registration Statement;

2.           The Company has the authorized capitalization as set forth in the Registration Statement;

3.           The securities set forth in the Registration Statement being offered for sale by the Company, at the time of sale, will be validly issued, fully paid, duly authorized, and non-assessable shares of common stock of Insight  Management Corporation.

Lastly, I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

High regards,

/s/ Matthew Maza
Matthew Cody Maza
Attorney-at-Law